Exhibit 99.1

Contacts:	Dolph Baker, Chairman and CEO
Max P. Bowman, Vice President and CFO
(601) 948-6813
CAL-MAINE FOODS REPORTS SECOND QUARTER FISCAL 2021 RESULTS

JACKSON, Miss. (January 5, 2021) - Cal-Maine Foods, Inc. (NASDAQ: CALM) today reported results for the second quarter of fiscal 2021 (thirteen weeks) and twenty-six-week period ended November 28, 2020.

Net sales for the second quarter of fiscal 2021 were $347.3 million, an 11.5 percent increase compared to $311.5 million for the second quarter of fiscal 2020. The Company reported net income of $12.2 million, or $0.25 per basic and diluted share, for the second quarter of fiscal 2021, compared to a net loss of $10.1 million, or $0.21 per basic and diluted share, for the second quarter of fiscal 2020.

For the twenty-six weeks ended November 28, 2020, net sales were $640.1 million compared to $552.7 million for the prior-year period. The Company reported net loss of $7.2 million, or $0.15 per basic and diluted share, for the twenty-six weeks ended November 28, 2020, compared to a net loss of $55.8 million, or $1.15 per basic and diluted share for the prior-year period.

Dolph Baker, chairman and chief executive officer of Cal-Maine Foods, Inc., stated, “Our results for the second quarter of fiscal 2021 reflect favorable demand trends for shell eggs, primarily at the retail level as consumers continue to prepare more meals at home during the COVID-19 pandemic. Demand from food service customers has been less consistent and remains well below pre-pandemic levels, due in part to various restrictions on restaurants in place for different areas of the country. For the second quarter, total dozens sold were up 4.8 percent over the same period last year. We achieved the highest total dozens sold of any second quarter period at 273.7 million dozens, and our ratio of total dozens produced to total dozens sold was the highest of any quarterly period at 92.1 percent. We are especially grateful for the hard work and dedication of our employees who have worked to meet customer demand through extraordinary conditions. As the COVID-19 pandemic continues to affect our daily lives, our top priority is the health and safety of our employees, and we remain vigilant in managing our operations in a safe manner.

“Market prices for eggs rose steadily in the early part of the second quarter and then leveled off for the remainder of the period. For example, the Urner-Barry Southeastern Large Price ("UB southeastern large index") price for conventional eggs for the second quarter of 2021 was $1.21 per dozen, up 3.5 percent compared to $1.17 for the second quarter of fiscal 2020, and our average sales price was up 5.8 percent compared with the prior-year second quarter. We did not experience a typical seasonal spike in market prices around Thanksgiving; the UB southeastern large index peaked on October 8, 2020, at $1.30 and then declined to $1.20 at quarter close.

“The overall supply of eggs reported by the United States Department of Agriculture (“USDA”) declined in the second quarter of fiscal 2021 compared to the same period last year. The USDA also reported that the hatch from July through November 2020 decreased 1.5 percent as compared to the same period last year, and hen numbers reported by the USDA as of December 1, 2020, were 325.2 million, which represents 15.6 million fewer hens than a year ago. However, the decreased hen and egg supply has been offset by the decreased food service demand as noted above.

"Specialty eggs remain an important focus of our growth strategy, and we have worked hard to provide customers with a favorable product mix in line with current demand trends. For the second quarter of fiscal 2021, sales of specialty eggs totaled $134.1 million, accounting for 39.7 percent of our egg sales revenue, compared with $115.9 million, or 38.2 percent of egg sales revenue, in the second quarter of fiscal 2020. The higher specialty egg revenue reflects a 17.7 percent increase in specialty dozens sold. Demand for specialty eggs was positively affected by the higher conventional egg prices as compared to the same period in the prior year.

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CALM Reports Second Quarter Fiscal 2021 Results

January 5, 2021

"We have continued to take aggressive steps to position Cal-Maine Foods to meet the expected future demand for cage-free eggs. As a growing number of states have passed legislation requiring cage-free eggs by specified future dates, we are working closely with our customers who are transitioning to meet expected requirements. Over the past twelve years, we have invested approximately $405 million in facilities, equipment, and related operations to expand our cage-free production. In addition, we have committed another $57.8 million towards the production of cage-free facilities, including the latest $40.1 million conversion project, previously announced on December 15, 2020, at our production facility in Guthrie, Kentucky. Together with our other cage-free expansion projects, we believe we will continue to enhance our ability to provide exceptional service and distribution capabilities to our customers.

“Our operations performed well during the second quarter with operating income of $14.5 million compared to an operating loss of $16.6 million for the same period last year. Farm production costs per dozen produced for the second quarter of fiscal 2021 decreased 2.6 percent, or $0.019 per dozen, compared to the second quarter of fiscal 2020. This was primarily due to slightly lower feed costs and more favorable feed conversion. However, feed costs started trending higher midway through the second quarter and continued volatility is expected for the remainder of fiscal 2021 as increased export demand for both soybeans and corn is placing pressure on domestic supplies. Additionally, the ongoing uncertainties and supply chain disruptions related to the COVID-19 outbreak, weather fluctuations and geopolitical issues surrounding trade agreements and international tariffs will continue to affect market prices for our primary feed ingredients.

“We are pleased with our ability to respond to dynamic market conditions and manage our operations in the face of the unprecedented challenges created by the COVID-19 pandemic. While we are still facing an uncertain environment, we believe retail demand for eggs will remain strong, and we are optimistic that effective vaccines will soon be widely available, restoring consumer confidence and allowing restaurants and food service operators to resume regular schedules. As we move to the second half of our fiscal year, we are well positioned to execute our growth strategy - provide a favorable product mix, including cage-free and other specialty eggs, invest in our operations and identify potential acquisitions or additional growth opportunities that enhance our production. We continue to work to identify risks and strengthen our commitment to operational resilience as we drive our enterprise sustainability efforts. We have a strong balance sheet with the financial flexibility to support our growth initiatives and we look forward to the opportunities ahead for Cal-Maine Foods,” added Baker.

Pursuant to Cal-Maine Foods’ variable dividend policy, for each quarter for which the Company reports net income, the Company pays a cash dividend to shareholders in an amount equal to one-third of such quarterly income. Following a quarter for which the Company does not report net income, the Company will not pay a dividend with respect to that quarter or for a subsequent profitable quarter until the Company is profitable on a cumulative basis computed from the date of the last quarter for which a dividend was paid. Therefore, the Company will not pay a dividend with respect to the second quarter of fiscal 2021. As of November 28, 2020, the amount of cumulative losses to be recovered before payment of a dividend was $8.6 million.

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CALM Reports Second Quarter Fiscal 2021 Results

January 5, 2021

Selected operating statistics for the second quarter of fiscal 2021 compared with the prior-year period is shown below:

	13 Weeks Ended		26 Weeks Ended
	November 28, 2020	November 30, 2019	November 28, 2020	November 30, 2019
Dozen Eggs Sold (000)	273,651	261,026	537,645	515,450
Dozen Eggs Produced (000)	251,914	231,467	483,075	445,765
% Specialty Sales (dozen)	26.4%	23.5%	26.2%	23.5%
% Specialty Sales (dollars)	39.7%	38.2%	42.2%	42.2%
Net Average Selling Price (per dozen)	$1.227	$1.160	$1.154	$1.039
Net Average Selling Price Specialty Eggs (per dozen)	$1.854	$1.886	$1.866	$1.877
Feed Cost (per dozen)	$0.410	$0.416	$0.399	$0.413

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs. The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and may be beyond our control. The factors that could cause actual results to differ materially from those projected in the forward-looking statements include, among others, (i) the risk factors set forth in the Company’s SEC filings (including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K), (ii) the risks and hazards inherent in the shell egg business (including disease, pests, weather conditions and potential for recall), (iii) changes in the demand for and market prices of shell eggs and feed costs, (iv) our ability to predict and meet demand for cage-free and other specialty eggs, (v) risks, changes or obligations that could result from our future acquisition of new flocks or businesses and risks or changes that may cause conditions to completing a pending acquisition not to be met,(vi) risks relating to the evolving COVID-19 pandemic, and (vii) adverse results in pending litigation matters. SEC filings may be obtained from the SEC or the Company’s website, www.calmainefoods.com. Readers are cautioned not to place undue reliance on forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. Further, the forward-looking statements included herein are only made as of the respective dates thereof, or if no date is stated, as of the date hereof. Except as otherwise required by law, we disclaim any intent or obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.
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CALM Reports Second Quarter Fiscal 2021 Results

January 5, 2021
CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands, except per share amounts)

SUMMARY STATEMENTS OF OPERATIONS

	13 Weeks Ended		26 Weeks Ended
	November 28, 2020	November 30, 2019	November 28, 2020	November 30, 2019
Net sales	$347,328	$311,522	$640,110	$552,688
Cost of sales	288,877	282,147	564,894	544,438
Gross profit	58,451	29,375	75,216	8,250
Selling, general and administrative	43,873	45,728	87,838	88,203
Loss on disposal of fixed assets	99	212	122	82
Operating income (loss)	14,479	(16,565)	(12,744)	(80,035)
Other income, net	1,438	1,516	3,136	4,494
Income (loss) before income taxes	15,917	(15,049)	(9,608)	(75,541)
Income tax (benefit) expense	3,762	(4,863)	(2,364)	(19,634)
Net income (loss)	12,155	(10,186)	(7,244)	(55,907)
Less: Loss attributable to noncontrolling interest	—	(125)	—	(86)
Net income (loss) attributable to Cal-Maine Foods, Inc.	$12,155	$(10,061)	$(7,244)	$(55,821)

Net income (loss) per common share attributable to Cal-Maine Foods, Inc.:
Basic	$0.25	$(0.21)	$(0.15)	$(1.15)
Diluted	$0.25	$(0.21)	$(0.15)	$(1.15)
Weighted average shares outstanding:
Basic	$48,501	$48,447	$48,501	$48,447
Diluted	$48,645	$48,447	$48,501	$48,447

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CALM Reports Second Quarter Fiscal 2021 Results

January 5, 2021
CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands)
SUMMARY BALANCE SHEETS

	November 28, 2020	May 30, 2020
ASSETS
Cash and short-term investments	$171,929	$232,293
Receivables, net	117,278	98,375
Inventories	199,262	187,216
Prepaid expenses and other current assets	5,311	4,367
Current assets	493,780	522,251

Property, plant and equipment (net)	581,744	557,375
Other noncurrent assets	124,831	127,068
Total assets	$1,200,355	$1,206,694

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$93,143	$92,182
Current portion of lease obligations	975	1,001
Current liabilities	94,118	93,183

Lease obligations, less current maturities	1,905	2,387
Deferred income taxes and other liabilities	99,622	101,449
Stockholders' equity	1,004,710	1,009,675
Total liabilities and stockholders' equity	$1,200,355	$1,206,694

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